Exhibit 11
                              THERMO TERRATECH INC.

                        Computation of Earnings per Share

                              Three Months Ended           Six Months Ended
                           ------------------------     ----------------------
                           Sept. 28,      Sept. 30,     Sept. 28,    Sept. 30,
                                1996           1995          1996         1995
 -----------------------------------------------------------------------------
 Computation of Primary
   Earnings (Loss)
   per Share:

 Net Income (Loss) (a)   $ 1,450,000   $(4,115,000)   $ 2,908,000  $    (74,000)
                         -----------   -----------    -----------  ------------
 Shares:
   Weighted average
     shares outstanding   18,213,925    17,372,817     18,053,176    17,361,796

   Add: Shares issuable
        from assumed
        exercise of
        options and
        warrants (as
        determined by
        the application
        of the treasury
        stock method)        633,850             -        786,250            -
                         -----------   -----------    -----------  ------------

   Weighted average
     shares outstanding,
     as adjusted (b)      18,847,775    17,372,817     18,839,426    17,361,796
                         -----------   -----------    -----------  ------------

 Primary Earnings (Loss)
   per Share (a) / (b)   $       .08   $      (.24)   $       .15  $         -
                         ===========   ===========    ===========  ============